EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Macatawa Bank Corporation

We hereby consent to the incorporation by reference in the registration statement (Form S-8 No. 333-116914) for Macatawa Bank Corporation, of our report dated June 16, 2011, with respect to the statements of net assets available for benefits of Macatawa Bank 401(k) Plan as of December 31, 2010 and 2009, the related statements of changes in net assets available for benefits for the years then ended, and the related December 31, 2010 supplemental schedule of assets (held at end of year), included in this Annual Report on Form 11-K of Macatawa Bank 401(k) Plan for the year ended December 31, 2010.

/s/ Rehmann Robson, P.C. REHMANN ROBSON, P.C.

Grand Rapids, Michigan
June 16, 2011